Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES STRONG FOURTH
QUARTER AND YEAR END FINANCIAL RESULTS
- Accretive acquisition of NMHC drives GAAP earnings per share growth
- Adjusted EBITDA $14.7 million in Q4 2008, up from $6.5 million in Q4 2007

Lisle, Illinois, March 5, 2009 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and twelve-month periods ended December 31, 2008.  Financial references are in U.S. dollars unless otherwise indicated.

“2008 was a very rewarding year for SXC in which we delivered strong financial performance and built the platform to drive future growth,” said Mark Thierer, President and CEO of SXC. “We made two strategic acquisitions, won substantial contracts in several target markets, added strong leadership in multiple areas of the business and grew the Company’s reputation for technology innovation. In a challenging economic environment, our goal is to deliver revenue and earnings growth, and to continue our strategic push to redefine pharmacy benefit management as the industry’s technology-enabled PBM. We believe we have the strategy, platform and people to deliver on these objectives in 2009.”

2008 Financial Highlights
•	Revenue was $862.9 million, compared to $93.2 million in fiscal 2007
•	Gross profit was $115.5 million, compared to $53.6 million in fiscal 2007
•	Adjusted EBITDA¹ was $42.5 million compared, to $21.4 million in fiscal 2007
•	GAAP net income increased to $15.1 million, or $0.65 per share (diluted), compared to $13.1 million, or $0.61 per share (diluted), in fiscal 2007
•	Non-GAAP adjusted earnings per share¹ (diluted), which excludes the NMHC transaction-related amortization, was $0.89 for fiscal 2008 and $0.28 for Q4 2008
•	Cash from operations was $41.6 million, compared to $22.1 million in fiscal 2007
•	Adjusted prescription claim volume[1] for the PBM segment was 8.4 million in Q4 2008
•	Gross margin per adjusted prescription for the PBM segment was $3.34 in Q4 2008
•	Transaction processing volume for the HCIT segment was 115.3 million in Q4 2008

2008 Corporate Highlights
•	Acquired National Medical Health Card Systems, Inc. (NMHC) to combine the highly complementary capabilities of SXC’s PBM technology expertise and NMHC’s leadership in traditional PBM services
•	Acquired the assets of Zynchros, a leader in formulary management solutions
•	New government sector sales activity generated in Tennessee, South Dakota, Washington and Arkansas
•	Signed multi-million dollar deals with CVS/Caremark and UnitedHealth Group
•	Announced five and a half year informedRx PBM service contracts with Health Plan of San Mateo and The University of Toledo

Financial Review
Revenue and gross profit segmented by PBM and HCIT was as follows:

Three-months ended December 31, (unaudited, in thousands)
	PBM		HCIT		Consolidated
	Q4 2008	Q4 2007	Q4 2008	Q4 2007	Q4 2008	Q4 2007
Revenue	$269,802	$-	$22,964	$23,552	$292,766	$23,552
Gross profit	$28,169	$-	$9,111	$13,580	$37,280	$13,580
Gross profit %	10.4%		39.7%	57.7%	12.7%	57.7%

Year ended December 31, (unaudited, in thousands)
	PBM		HCIT		Consolidated
	2008	2007	2008	2007	2008	2007
Revenue	$771,840	$-	$91,099	$93,171	$862,939	$93,171
Gross profit	$69,507	$-	$45,979	$53,576	$115,486	$53,576
Gross profit %	9.0%		50.5%	57.5%	13.4%	57.5%

²In reviewing the above tables, please note that the revenue for SXC’s legacy informedRx business is captured in the HCIT segment for 2007 and in the PBM segment for 2008. As a result, the HCIT segment shows a slight decline in revenue for the three- and twelve-month periods ended December 31, 2008, due to the inclusion of some of the previously classified HCIT business now recorded in the new PBM segment.

PBM revenue was $771.8 million for fiscal 2008.  This figure reflects the addition of eight months of the NMHC business. NMHC contracts are recorded on a gross basis which equates to the prescription price paid by consumers plus an administrative fee.

Fiscal 2008 revenue for the HCIT segment consisted of $69.2 million of recurring revenue and $21.9 million of non-recurring revenue, compared to $70.7 million and $22.4 million in the corresponding periods of fiscal 2007. Recurring revenue consisted of transaction processing revenue of $52.8 million, compared to $54.3 million in fiscal 2007, and maintenance revenue of $16.4 million, compared to $16.5 million in fiscal 2007. The decline in transaction processing revenue is due to the fact that informedRx revenue is reported in the PBM segment for fiscal 2008 and was reported in the HCIT segment in fiscal 2007. Overall, recurring revenue accounted for 76% of HCIT revenue in fiscal 2008, consistent with 76% in fiscal 2007.

Fiscal 2008 non-recurring revenue consisted of system sales revenue of $8.4 million, consistent with $8.4 million last year, and professional service revenue of $13.5 million, compared to $14.0 million in fiscal 2007.

Q4 2008 revenue in the HCIT segment was comprised of $18.7 million of recurring revenue and $4.3 million of non-recurring revenue, compared to $18.3 million and $5.2 million, respectively, in Q4 2007. Recurring revenue consisted of transaction processing revenue of $14.6 million, up from $14.2 million last year, and maintenance revenue of $4.1 million, consistent with $4.1 million last year. Overall, recurring revenue accounted for 81% of HCIT revenue in Q4 2008, compared to 78% in Q4 2007.

Q4 2008 non-recurring revenue consisted of system sales revenue of $1.5 million, up from $1.2 million in Q4 2007, and professional service revenue of $2.8 million, down from $4.0 million in Q4 2007.

Product Development Costs
Fiscal 2008 product development expenses were $10.1 million compared to $10.2 million for fiscal 2007. Q4 2008 product development expenses were $2.7 million, compared to $2.2 million in Q4 2007. Product development remains a key priority for the Company as it develops enhancements to existing products and launches new offerings. Product development expenses include stock-based compensation cost of $0.3 million in both fiscal 2008 and fiscal 2007.

Selling, General and Administration (“SG&A”) Costs
SG&A for fiscal 2008 was $68.8 million, compared to $26.5 million in fiscal 2007. In Q4 2008, SG&A costs were $21.5 million compared to $6.0 million in Q4 2007. The increase is largely attributable to the acquisition of NMHC and initiatives to expand the Company’s sales and support capabilities.

Adjusted EBITDA¹
Fiscal 2008 adjusted EBITDA was $42.5 million compared to $21.4 million in fiscal 2007. Q4 2008 adjusted EBITDA was $14.7 million compared to $6.5 million in Q4 2007. Q4 2008 adjusted EBITDA benefited from a $1.5 million non-recurring pick-up in the PBM segment’s gross profit due to the Company’s re-contracting efforts with drug manufacturers.  This one-time improvement is in addition to strong performance in the year from the Company’s efforts to drive better purchasing with the combined economies of scale created by the acquisition of NMHC. Adjusted EBITDA increased year-over-year due in part to the addition of the NMHC business, the addition of new business, improved purchasing efficiencies on prescription drugs, cost synergies generated from the acquisition, and offset in part by the addition of NMHC’s operating expenses.

Income Taxes
Fiscal 2008 income tax expense was $5.2 million, representing an effective tax rate of 26%, compared to a $4.3 million, representing an effective tax rate of 25% for fiscal 2007. For Q4 2008, income tax expense was $1.7 million, representing an effective tax rate of 26%, compared to a $1.7 million income tax expense, representing an effective tax rate of 31%, in Q4 2007.

Net Income
The Company reported net income of $15.1 million for the year ended December 31, 2008, or $0.65 per share (fully-diluted), compared to net income of $13.1 million, or $0.61 per share (fully-diluted), for the year ended December 31, 2007.  Q4 2008 net income was $5.0 million, or $0.20 per share (fully-diluted), compared to $3.8 million, or $0.18 in Q4 2007. Excluding the amortization of the NMHC acquisition (Non-GAAP Adjusted EPS¹), the Company reported $0.89 per share (fully diluted) for the year-ended December 31, 2008 and $0.28 per share (fully diluted) in Q4 2008.

Cash from Operations
SXC continues to generate strong cash from operations.  During fiscal 2008, SXC generated cash from operations of $41.6 million, compared to $22.1 million during fiscal 2007.  The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers.  Net of pharmacy deposits and rebates payments, Q4 2008 and fiscal 2008 cash from operations were approximately $24.0 million and $48.6 million, respectively. This compares to cash from operations net of pharmacy deposits and rebates payments of $10.1 million and $21.5 million in the corresponding periods in fiscal 2007.

At December 31, 2008 and 2007, the Company has cash and cash equivalents totalling $67.7 million and $90.9 million, respectively. The decrease is primarily related to the cash paid for the acquisition of NMHC, and partially offset by the $46.5 million borrowed under a term loan. In Q4 2008, SXC grew its cash and cash equivalents by $16.1 million from $51.6 million at September 30, 2008.

2009 Financial Guidance
With today’s announcement, SXC is introducing guidance for 2009:
•	Revenue of $1.2-$1.3 billion
•	Gross profit of $140-$150 million
•	Adjusted EBITDA of $51-$54 million
•	Non-GAAP adjusted earnings per share¹ (fully-diluted) of $0.99-$1.08 (excluding the NMHC transaction-related amortization)
•	GAAP EPS (fully-diluted) of $0.77-$0.85 (including all transaction-related amortization)

Notice of Conference Call
SXC will host a conference call on March 5, 2009 at 8:30AM (ET) to discuss its financial results.  Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call.  All interested parties can join the call by dialing 416-644-3415 or 1-800-595-8550. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, March 12, 2009 at midnight. To access the archived conference call, please dial 416-640-1917 or 1-877-289-8525 and enter the reservation code 21297791 followed by the number sign.

A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  SXC’s management also evaluates and makes operating decisions using various other measures.  Two such measures are adjusted earnings per share and adjusted EBITDA, which are non-GAAP financial measures.  SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax.  Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets will contribute to revenue in the future period presented and periods beyond that and should also note that such expense will recur in future periods.  The 2009 guidance of adjusted earnings per share was computed by taking the Company's GAAP earnings per share guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, and certain other one-time charges.  Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term.  In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.  Lastly, certain other one-time charges (including losses on disposals of capital assets) are excluded as these are not considered to be recurring items.

Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted earnings per share, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results.  Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results.  Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity.  Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share and adjusted EBITDA.

Adjusted earnings per share and adjusted EBITDA do not have standardized meanings prescribed by GAAP.  The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies.  Reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below:

	For the three months ended		For the 12 months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited) (in thousands)

Adjusted EBITDA	$14,679	$6,527	$42,474	$21,396

Amortization of NMHC Intangibles	(2,680)	-	(7,769)	-

Depreciation & Amortization	(2,308)	(1,448)	(8,211)	(5,578)

Stock-Based Compensation	(1,074)	(790)	(4,080)	(3,040)

Net Loss on Disposal of Assets	-	-	-	(133)

Other Income (expense)	(734)	(18)	(719)	221

Interest (Expense) Income, Net	(1,193)	1,228	(1,391)	4,578

Income Tax Expense	(1,740)	(1,722)	(5,191)	(4,298)

Net Income	$4,950	$3,777	$15,113	$13,146

Non-GAAP Adjusted Earnings Per Share	For the 3 months ended Dec 31, 2008	For the 12 months ended Dec 31, 2008
	(unaudited) (in thousands, except per share data)

Net Income	$4,950	$15,113

Amortization of NMHC Intangibles (Net of Taxes)	1,983	5,780

Adjusted Net-Income	6,933	20,893

Adjusted EPS (diluted)	$0.28	$0.89

2On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced some new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx as well as mail-order and specialty pharmacies, and Health Care Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

The net effect is that SXC’s year-over-year revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry.  The Company's product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries.  SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.   Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.   We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.   Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements.  Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed in our 2007 Annual Report on Form 10-K and 2008 Form 10-Qs, which are available at www.sec.gov.  Investors are cautioned not to put undue reliance on forward-looking statements.  All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands of U.S. dollars, except share data)

	December 31,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$67,715	$90,929
Restricted cash	12,498	-
Accounts receivable, net of allowance for doubtful accounts of $3,570 (December 31, 2007 - $605)	80,531	17,990
Rebates receivable	29,586	-
Unbilled revenue	73	1,195
Prepaid expenses and other	4,382	2,361
Inventory	6,689	242
Income tax recoverable	1,459	1,073
Deferred income taxes	10,219	3,246
Total current assets	213,152	117,036

Property and equipment, net of accumulated depreciation of $19,449 (December 31, 2007 - $13,004)	20,756	13,629
Goodwill	143,751	15,996
Other intangible assets, net of accumulated amortization of $14,099 (December 31, 2007 - $4,734)	46,406	9,661
Deferred financing charges	1,481	-
Deferred income taxes	1,323	3,157
Other assets	1,474	-
Total assets	$428,343	$159,479

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$8,302	$1,344
Customer deposits	11,875	-
Salaries and wages payable	15,681	2,909
Accrued liabilities	32,039	4,807
Pharmacy benefit management rebates payable	36,326	2,766
Pharmacy benefit claim payments payable	51,406	2,059
Deferred revenue	7,978	6,750
Current portion of long-term debt	3,720	-
Total current liabilities	167,327	20,635

Long-term debt, less current installments	43,920	-
Deferred income taxes	15,060	1,091
Deferred lease inducements	3,217	3,222
Deferred rent	1,461	1,087
Other liabilities	3,195	987
Total liabilities	234,180	27,022

Shareholders' equity
Common stock: no par value, unlimited shares authorized;
24,103,032 shares issued and outstanding at December 31, 2008 (December 31, 2007 - 20,985,934 shares)	146,988	103,520
Additional paid-in capital	11,854	8,299
Retained earnings	35,751	20,638
Accumulated other comprehensive income	(430)	-
Total shareholders' equity	194,163	132,457

Total liabilities and shareholders' equity	$428,343	$159,479

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands of U.S. dollars, except share data)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:
PBM	$269,802	$-	$771,840	$-
HCIT:
Transaction processing	14,606	14,167	52,773	54,273
Maintenance	4,059	4,145	16,397	16,476
Professional services	2,787	4,030	13,480	14,031
System sales	1,512	1,210	8,449	8,391
Total revenue	292,766	23,552	862,939	93,171

Cost of revenue:
PBM	241,633	-	702,333	-
HCIT	13,853	9,972	45,120	39,595
Total cost of revenue	255,486	9,972	747,453	39,595
Gross profit	37,280	13,580	115,486	53,576

Expenses:
Product development costs	2,680	2,207	10,105	10,206
Selling, general and administrative	21,501	6,031	68,792	26,532
Depreciation of property and equipment	1,394	657	4,810	2,476
Amortization of intangible assets	3,088	396	9,365	1,584
Net loss on disposal of capital assets	-	-	-	133
	28,663	9,291	93,072	40,931

Operating income	8,617	4,289	22,414	12,645

Interest income	(540)	(1,255)	(2,749)	(4,690)
Interest expense	1,733	27	4,140	112
Net interest expense (income)	1,193	(1,228)	1,391	(4,578)

Other (income) expense	734	18	719	(221)
Income before income taxes	6,690	5,499	20,304	17,444

Income tax expense (benefit):
Current	(469)	2,225	4,866	5,258
Deferred	2,209	(503)	325	(960)
	1,740	1,722	5,191	4,298

Net income	$4,950	$3,777	$15,113	$13,146

Earnings per share:
Basic	$0.21	$0.18	$0.66	$0.63
Diluted	$0.20	$0.18	$0.65	$0.61

Weighted average number of shares used in computing earnings per share:

Basic	24,055,909	20,924,313	22,978,466	20,755,375
Diluted	24,603,214	21,405,286	23,413,011	21,562,754

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007

Cash flows from operating activities:
Net income	$4,950	$3,777	$15,113	$13,146
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,074	790	4,080	3,040
Depreciation of property and equipment	1,900	1,052	6,615	3,994
Amortization of intangible assets	3,088	396	9,365	1,584
Deferred lease inducements and rent	(98)	(16)	(304)	452
Loss on disposal of property and equipment	-	-	-	133
Deferred income taxes	2,209	(1,024)	325	(960)
Tax benefit on option exercises	1	(10)	(798)	(2,405)
Loss (gain) on foreign exchange	201	(2)	187	(152)
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	147	204	8,005	(3,678)
Rebates receivable	(5,400)	-	(2,383)	-
Restricted cash	5,292	-	632	-
Unbilled revenue	1,019	94	1,122	781
Prepaid expenses	(808)	(345)	107	(335)
Inventory	88	40	(83)	18
Income tax recoverable	(941)	(1,079)	677	(1,073)
Income taxes payable	-	2,405	-	1,811
Accounts payable	1,182	(337)	1,678	689
Accrued liabilities	9,297	940	4,845	685
Pharmacy benefit claim payments payable	(9,406)	(228)	(8,357)	(905)
Pharmacy benefit management rebates payable	6,385	500	1,305	1,593
Deferred revenue	2,694	5,032	2,301	3,731
Customer deposits	(1,926)	-	(2,996)	-
Other	37	-	148	-
Net cash provided by operating activities	20,985	12,189	41,584	22,149

Cash flows from investing activities:
Purchases of property and equipment	(2,440)	(941)	(8,410)	(7,651)
Lease inducements received	-	-	373	391
Acquisitions, net of cash acquired	(2,207)	-	(104,769)	-
Proceeds from disposal of property and equipment	-	-	-	9
Net cash used in investing activities	(4,647)	(941)	(112,806)	(7,251)

Cash flows from financing activities:
Issuance of long-term debt	-	-	48,000	-
Payment of financing costs	-	-	(1,792)	-
Repayment of long-term debt	(120)	-	(360)	-
Proceeds from exercise of options	109	328	1,549	2,531
Tax benefit on option exercises	(1)	10	798	2,405
Net cash (used) provided by financing activities	(12)	338	48,195	4,936

Effect of foreign exchange on cash balances	(201)	2	(187)	152

Increase(decrease) in cash and cash equivalents	16,125	9,815	(23,214)	19,986

Cash and cash equivalents, beginning of period	51,590	81,114	90,929	70,943

Cash and cash equivalents, end of period	$67,715	$90,929	$67,715	$90,929